PRESS RELEASE	EXHIBIT 99

Scripps reports November revenue, statistics

For immediate release	(NYSE: SSP)

Dec. 12, 2006

CINCINNATI – The E. W. Scripps Company today reported November revenue and statistics for its Scripps Networks, newspaper and television station group divisions.

At Scripps Networks revenue was up 17 percent to $96.0 million compared with the same month a year ago.

Advertising revenue for the month at Scripps Networks was up 16 percent and affiliate fee revenue increased 11 percent.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC). HGTV and Food Network can each be seen in about 91 million U.S. television households. DIY Network and Fine Living each can be seen in about 41 million households and GAC reached about 46 million U.S. households in November.

At the company’s television station group, November revenue was up 26 percent to $39.6 million, due to the strength of political advertising. Political advertising was $10.2 million for the month compared with $1.4 million in the year-ago period.

The decline in the station group’s local advertising category reflects the displacement of regular inventory to accommodate the increased volume of political advertising business that occurred during the month.

At newspapers managed solely by Scripps, total revenue was $61.8 million compared with $62.4 million during the same period a year ago. Newspaper advertising revenue decreased 0.2 percent during November, year over year.

Broken down by category, newspaper advertising revenue during the month was:

•	Local, up 1.6 percent to $15.7 million.

•	Classified, down 6.9 percent to $15.8 million.

•	National, down 5.1 percent to $3.4 million.

•	Preprint, online and other, up 6.7 percent to $15.8 million.

For competitive reasons, Scripps does not report monthly revenue and statistics for its interactive media division, which includes online search and price comparison services Shopzilla and uSwitch. The company reports revenue from the interactive media division on a quarterly basis.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: November	The E.W. Scripps Company
Report date: December 12, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	November			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$78.2	$67.3	16.1%	$764.1	$661.4	15.5%
Affiliate fees, net	15.7	14.2	10.8%	178.3	153.2	16.4%
Other	2.1	0.7	216.8%	18.1	8.0

Scripps Networks	$96.0	$82.2	16.8%	$960.5	$822.6	16.8%

Subscribers (1)
HGTV				91.0	88.9	2.4%
Food Network				90.9	87.9	3.4%
Great American Country				45.7	39.3	16.3%

NEWSPAPERS (2)
Operating Revenues
Local	$15.7	$15.4	1.6%	$145.7	$144.3	0.9%
Classified	15.8	17.0	(6.9)%	209.8	202.3	3.7%
National	3.4	3.6	(5.1)%	34.3	38.1	(10.1)%
Preprints, online and other	15.8	14.8	6.7%	138.1	125.3	10.2%

Newspaper advertising	50.6	50.8	(0.2)%	527.8	510.0	3.5%
Circulation	10.0	10.2	(1.5)%	113.0	115.3	(1.9)%
Other	1.2	1.5	(19.6)%	14.7	14.5	1.4%

Newspapers managed solely by us	$61.8	$62.4	(0.9)%	$655.5	$639.7	2.5%

Ad inches (excluding JOAs) (in thousands)
Local	487	507	(4.0)%	4,823	4,946	(2.5)%
Classified	716	697	2.6%	8,721	8,094	7.7%
National	78	94	(16.7)%	877	1,022	(14.2)%

Full run ROP	1,281	1,298	(1.3)%	14,422	14,062	2.6%

BROADCAST TELEVISION
Operating Revenues
Local	$18.2	$19.0	(4.6)%	$186.4	$180.6	3.2%
National	10.1	10.1	0.5%	94.9	93.7	1.2%
Political	10.2	1.4		44.2	3.9
Other	1.1	0.8	35.7%	11.1	12.0	(7.7)%

Broadcast Television	$39.6	$31.3	26.2%	$336.5	$290.3	15.9%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.